Exhibit 99.1

NuSTATE ENERGY HOLDINGS, INC.

Mr. Ronn Maxwell

The Ronn Motor Group, Inc.

4848 Cactus Rd

Suite 505-225

Scottsdale, AZ 88254

Re:   Indication of Intent

Dear Mr. Maxwell:

Pursuant to our conversations pertaining to the preparation of a letter of intent, NuState Energy Holdings, Inc. (“NuState”) is pleased to submit this confidential indication of intent to enter into a license agreement with The Ronn Motor Group (RMG) in relation to the purchase of its IP software, GPSTrax (The “Transaction”). The purchase will include all current documentation and the training will be supported by the Company’s existing management team for the length of the agreement.

The Transaction contemplated in this indication of interest builds on the solid foundation laid by NuState and allows RMG to expand the business within the governmental and commercial markets across the globe.

1. Structure and Value

This non-binding indication of intent is based on our discussions to date. NuState is prepared to offer to The Ronn Motor Group an exclusive license agreement of GPSTrax to utilize in the Ronn Motor Groups markets including but not limited to the Hydrogen Assisted Motor Program, including, but not limited to, all the underlying rights, software, know-how, trademarks, marketing materials, goodwill and any and all license agreements with a future option to purchase the IP software outright. These are to be conveyed to The Ronn Motor Group in exchange for the sum of One Hundred Thousand US Dollars [$100,000.00] (the “Purchase Price”) in stock, cash or combination and mutually agreed royalty agreement for sub-licensing to RMG customers.

After closing, NuState will meet with RMG to develop a pilot implementation plan including testing with devices, software development enhancements and on-going support services.

1201 Main Street, Suite 1980, Columbia, South Carolina 29201

NuSTATE ENERGY HOLDINGS, INC.

2. Timing and Due Diligence

Both NuState and RMG expect that this Transaction will move quickly and plans a closing for execution of the Transaction Documents on or before December 1, 2014. At closing, NuState and the Company will deliver all authorizations, consents and other Transaction Documents required for RMG to take possession of the software and immediately begin utilizing all facets of software without limitation.

3. Agreements

Completion of this Transaction is subject to the following: (i) the Transaction and the final form of the purchase, agreements and other definitive Transaction Documents being approved by the Nustate manager and members and the Company’s board; (ii) the purchase and license agreements and other definitive Transaction Documents containing the usual representations, warranties, and indemnities customarily available in such transactions.

NuState’s management team will be available as necessary to meet with RMG to discuss the terms of the purchase and license agreements and other Transaction Documents. NuState requests that RMG assign a person or person(s) to serve as the primary contact during the due diligence process.

4. Confidentiality, Non-Disclosure and Announcements

Neither party, nor any of its employees, representatives, or agents, may disclose to any third party any confidential or proprietary information learned about the other party’s business activities, assets, management or employees during the course of this Transaction, except as required by applicable law. In the event the parties are unable to agree on the specifics of this Transaction, each party will return all confidential information of the other party obtained during the due diligence process and negotiations.

Unless required by law, neither NuState nor RMG will make any public disclosure regarding the existence or subject matter of this indication of intent without the consent of the other party. The parties will mutually agree upon the form of any press release or announcement to their employees and affiliates regarding this Transaction.

Mr. Yates, as the senior representative of NuState, will provide RMG with a Hold Harmless Agreement for any and all claims or lawsuits against NuState that may be brought forth after the closing.

1201 Main Street, Suite 1980, Columbia, South Carolina 29201

NuSTATE ENERGY HOLDINGS, INC.

5. No Standstill

Nothing contained in this indication of intent is anticipated to create a standstill period or otherwise prevent RMG from exploring other opportunities.

6. Governing Law

Any dispute between the parties arising out of or relating to this indication of intent or the definitive agreements and other Transaction Documents will be construed under and governed by the laws of the State of South Carolina, without respect to its conflicts of law principles. The parties agree to waive the right to jury trial on matters arising out of or related to this indication of intent, the definitive agreements and Transaction Documents. The parties designate the state and federal courts sitting in Columbia, South Carolina, Richland County as the appropriate venue for any action related to such matters.

7. Indication of Intent

This letter is intended as indication of interest in completing the Transaction described herein, and does not constitute a binding agreement by the parties, except with respect to confidentiality, non-disclosure, announcements (Paragraph 4) and selection of law and venue (Paragraph 6). Any commitment to complete this Transaction is subject to the execution and delivery of definitive purchase agreements and Transaction Documents satisfactory to RMG and containing the terms and conditions described in this letter and such other terms as RMG and NuState may agree.

1201 Main Street, Suite 1980, Columbia, South Carolina 29201

NuSTATE ENERGY HOLDINGS, INC.

This letter is valid if returned on or before Oct 2, 20 14.

Sincerely,

/s/ Kevin Yates	10/02/14
NuState Energy Holdings, Inc.	Date
Kevin Yates, Board Chairman

/s/ Ronn Maxwell	10/02/14
RONN Motor Group	Date
Ronn Maxwell

1201 Main Street, Suite 1980, Columbia, South Carolina 29201